Macquarie Group                                                Exhibit 99.1

eMedia Release

Macquarie Equipment Leasing Fund, LLC

ACQUISITION OF A PORTFOLIO OF SEMICONDUCTOR MANUFACTURING EQUIPMENT

BOSTON, September 2, 2011 – Macquarie Equipment Leasing Fund, LLC (“the Fund”) today announced that it purchased a portfolio of semiconductor tools for approximately $6.2 million.  The tools are used in the manufacture of memory storage components including DRAM, NAND Flash and NOR Flash memory used in leading edge computing, consumer, networking, embedded and mobile products.  The tools are on lease in the US to a leading global semiconductor manufacturer until June 2012. Lease rentals will be paid to the Fund in US dollars on a quarterly basis.  At the end of the lease term, the lessee may return the tools, request to purchase them at their then fair market value, or continue to rent them. No debt was used in this acquisition by the Fund.

The Fund is managed by Macquarie Asset Management Inc., a wholly owned Macquarie Group entity.  The offering is being made by means of a prospectus, copies of which may be obtained from Macquarie Capital (USA) Inc., the dealer-manager for the offering, at:

Macquarie Capital (USA) inc
125 West 55th Street, 22nd Floor
New York, NY 10019
(866-965-7622)

A registration statement relating to the limited liability company shares was declared effective by the Securities and Exchange Commission on June 19, 2010.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About MAMI/Macquarie Group

Macquarie Asset Management Inc. is part of Macquarie’s Corporate and Asset Finance Group, which employs over 1,000 employees located in North America, Europe, Asia and Australia/New Zealand.

Macquarie Group is a diversified provider of banking, financial, advisory and investment services. As of March 31, 2011, Macquarie has assets under management of $321 billion and operates in more than 70 office locations across 28 countries.

For further information, please contact:

Stephen Yan
Corporate Communications, Macquarie Group
Tel +1 212 231 1310
Email: Stephen.yan@macquarie.com